Monaker Group, Inc. 8-K

Exhibit 10.4

RIGHT TO OWN ACQUISITION AGREEMENT

This Right to Own Acquisition Agreement (this “Agreement”) effective May 31, 2018 (the “Effective Date”), is by and between, Monaker Group, Inc., a Nevada corporation (the “Seller”) and Bettwork Industries, Inc., a Nevada corporation (the “Purchaser”). Each of the parties hereto are referred to as a “Party” and collectively as the “Parties” to the Agreement as such terms are used herein.

W I T N E S S E T H:

WHEREAS, A-Tech LLC (“A-Tech”) and the Seller are parties to that certain Purchase Agreement dated November 21, 2017, the Addendum thereto dated November 21, 2017 and the First Amendment thereto effective February 28, 2018 (collectively, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Seller acquired a transferable, non-terminable, right to own 12 parcels of land on Long Caye, Lighthouse Reef, Belize (the “Property”), at any time in the future (the “Right to Own”), for no additional consideration, upon the written notice to A-Tech of the Seller’s intention to exercise the Right to Own and to formally transfer the title to the Property into the name of the Seller (the “Transfer of Title”); and

WHEREAS, the Purchaser desires to acquire the rights to the Right to Own and the Seller desires to sell the Purchaser the Right to Own, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained and other good and valuable consideration, which the Parties acknowledge receipt of and sufficiency of, the Parties hereto agree as follows:

1.           Acquisition of Right to Own.

(a)           Effective on the Effective Date and in consideration for the Convertible Note (as defined below), the Purchaser shall be deemed to have acquired the right to, and ownership of, the Right to Own (as such term is defined in the Purchase Agreement and subject to the terms and conditions of the Purchase Agreement as relate to the Right to Own, all of which are incorporated by reference herein)(the “Acquisition”).

2.           Consideration for Acquisition.

(a)           In consideration for the Acquisition, the Purchaser agrees to pay the Seller $1.6 million, which shall be evidenced by the Secured Convertible Promissory Note in the form of Exhibit A hereto (the “Convertible Note”).

Right to Own Acquisition Agreement

(b)       The principal and interest due and the payment of the Convertible Note shall be secured by a first priority security interest in (a) the Right to Own, until such Right to Own is exercised, and then (b) the Property (the “Security Interest”), as set forth in greater detail in the Convertible Note. The Purchaser shall be prohibited from transferring, assigning or providing any party any rights in the Right to Own or the Property, until such time as the Convertible Note has been repaid in full or completely satisfied.

3.           Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warrants that:

(a)       Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)       The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

(c)        Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

4.           Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

5.           Miscellaneous.

(a)       Binding Effect. This Agreement shall be binding on each Party and inure to the benefit of each of the Parties and their respective heirs and successors.

(b)       Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, excluding any provision of this Agreement which would require the use of the laws of any other jurisdiction. In the event that the Parties are unable to resolve such dispute to the initial legal action, the Parties submit to the jurisdiction and venue in the State or Federal courts of Florida.

Right to Own Acquisition Agreement

(c)       Entire Agreement, Amendments and Waivers. This Agreement constitutes the entire agreement of the Parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any Party hereto unless set forth in a document duly executed by such Party or an authorized agent or such Party.

(d)       Waiver. No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(e)       Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(f)        Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

(g)       Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

(h)       Amendments. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may be amended by a writing signed by all Parties hereto.

Right to Own Acquisition Agreement

(i)        Remedies. The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief).

(j)        Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Right to Own Acquisition Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above to be effective as of the Effective Date.

“SELLER”

Monaker Group, Inc.

/s/ Bill Kerby
Bill Kerby
Chief Executive Officer

“PURCHASER”

Bettwork Industries, Inc.

By:	/s/ Glen Asaff

Name:	Glen Asaff

Title:	Interim CEO

Confirmed and acknowledged:

“A-TECH”

A-Tech LLC

By:	/s/Ashvin Mascarenhas

Name:	Ashvin Mascarenhas

Title:	MGMR

Right to Own Acquisition Agreement

SECURED CONVERTIBLE PROMISSORY NOTE

$1,600,000	May 31, 2018

FOR VALUE RECEIVED, the undersigned, BETTWORK INDUSTRIES, INC., a Nevada corporation, (“Borrower”), promises to pay to the order of MONAKER GROUP, INC., a Nevada corporation (“Holder”), the principal sum of ONE million SIX HUNDRED Thousand ($1,600,000.00) Dollars (the “Principal Amount”), together with interest on the unpaid Principal Amount thereof computed from the date of the executed RIGHT TO OWN ACQUISITION AGREEMENT by and between Borrower and Holder, dated on or around the date hereof (the “Sale Date” and the “Agreement”), at the rates provided herein until May 31, 2020 or such earlier date on which the Principal Amount becomes due and payable as provided herein (as applicable, the “Maturity Date”); provided, however, that from and after: (i) the Maturity Date, whether upon stated maturity, acceleration or otherwise, or (ii) the date on which the interest rate hereunder is increased to the Default Rate (as hereinafter defined) as provided herein, such additional interest shall be computed at the Default Rate.

As used herein, the term “Default Rate” shall mean a rate of interest of twelve percent (12.0%) per annum, but in no event shall the Default Rate be in excess of the Maximum Rate (as hereinafter defined).

1.0          Late Fees and Other Requirements

If any payment of interest is not paid within five (5) days from the due date for such payment, a late charge equal to the lesser of ten percent (10%) of such overdue payment or the maximum amount permitted by applicable law shall automatically become due to the holder of this Secured Convertible Promissory Note (the “Note”), subject, however, to the limitation that late charges may be assessed only once on each overdue payment. Said late charges do not constitute interest and shall constitute compensation to the holder of this Note for collection and co-lender administration costs incurred hereunder. In addition, if any payment of principal or interest is not paid when due, the holder of this Note shall have the right, upon notice to Borrower, to increase the rate of interest per annum on all amounts outstanding to the Default Rate and, upon said notice, such rate increase shall be effective retroactively as of the date from which the interest component of such overdue payment began to accrue and shall remain in force and effect for so long as such default shall continue. This paragraph shall not be construed as an agreement or privilege to extend the due date of any payment, nor as a waiver of any other right or remedy accruing to the holder of this Note by reason of any default.

Borrower will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to Borrower, except where the failure to comply could not reasonably be expected to have a material adverse effect on Borrower.

2.0          Principal and Interest. Principal and interest hereunder shall be payable as follows:

(a)         beginning on the Sale Date, interest on the Principal Amount outstanding hereof shall accrue at the rate of Six (6.0%) percent per annum, for the period beginning on and including the Sale Date to the last day of the month in which the Sale Date occurs (“Short Interest” and the “Short Interest Date”), and shall accrue and be payable within five (5) days of the end of such month in which such Short Interest accrued.

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(b)         Interest only at the rate per annum equal to the greater of (i) Six (6%) percent and (ii) the Prime Rate (as defined below) as adjusted from time to time, plus Three and Three Quarters Percent (3 3/4%) on the Principal Amount outstanding hereof shall accrue from the Short Interest Date through the Maturity Date and be paid monthly, in arrears, in an amount, as determined by Holder, equal to one-twelfth (1/12th) of the annual interest payments for such period.

(c)         All principal, interest and other sums due hereunder shall be due and payable in full on the Maturity Date.

As used herein, the term “Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” the Holder shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Holder shall select a comparable interest rate index. The Prime Rate will change on July 1, 2018 and on the first day of each month thereafter following any change in the Prime Rate.

3.0        Calculation of Interest Payments. Each payment hereunder shall be credited first to Holder’s collection expenses, next to late charges, next to unpaid interest, and the balance, if any, to the reduction of the Principal Amount. The interest on this Note shall be calculated on the basis of a 30-day month and a 360-day year.

4.0        Prepayment of Note. This Note may be prepaid in whole or in part at any time, without penalty or premium, provided that Borrower provides the Holder at least fifteen (15) days prior written notice of its intention to repay such Note, during which fifteen (15) day period the Conversion Right (as defined below) shall apply.

5.0       Convertibility of Note. Holder will have the right to convert this Note into common stock of the Borrower at any time during the term of the Note (the “Conversion Right”). The Holder will be limited to converting shares of the Note to common stock of the Borrower prior to the Note being paid in full, such that Monaker’s beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended) of common stock in Borrower will not exceed 9.99% of Borrower’s issued and outstanding shares of common stock. By written notice to the Borrower, the Holder may waive the provisions of this Section regarding the 9.99% limitation, but any such waiver will not be effective until the 61st day after delivery of such notice. If Holder elects to convert all or any portion of the Note during the term of the Note, the conversion price will be $1.00 per share (the “Conversion Price”, as adjusted for recapitalizations, stock splits, combinations and dividends) unless, prior to the Note being paid in full, Borrower completes a capital raise or acquisition and issues common stock or common stock equivalents (including, but not limited to convertible securities) with a price per share (as determined in the reasonable discretion of the Holder) less than the Conversion Price then in effect (a “Transaction”), then the Conversion Price (and the Conversion Price of all other convertible securities of the Borrower held by the Holder) will automatically be adjusted to match such lower pricing structure associated with the Transaction (provided such repricing shall continue to apply to subsequent Transactions which occur prior to the Note being paid in full as well).

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6.0        Borrower’s Waiver of Certain Rights. Borrower and each surety, endorser and guarantor hereof hereby waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, demand for payment, protest, notice of protest and notice of dishonor, to the extent permitted by law. Borrower further waives trial by jury. No extension of time for payment of this Note or any installment hereof, no alteration, amendment or waiver of any provision of this Note and no release or substitution of any collateral securing Borrower’s obligations hereunder shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower under this Note.

Any forbearance by Holder in exercising any right or remedy hereunder or under any other agreement or instrument in connection with the Agreement or otherwise afforded by applicable law, shall not be a waiver or preclude the exercise of any right or remedy by Holder. The acceptance by Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the right of the Holder to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

If this Note is placed in the hands of an attorney for collection, Borrower shall pay all costs incurred and reasonable attorneys’ fees for legal services in the collection effort, whether or not a suit is brought.

At the election of the Holder, all payments due hereunder may be accelerated, and this Note shall become immediately due and payable without notice or demand, upon the occurrence of any of the following events (each an “Event of Default”): (1) Borrower fails to pay on or before the date due, any amount of principal and/or interest payable hereunder; (2) Borrower fails to perform or observe any other term or provision of this Note with respect to payment; provided, however, that Borrower shall be provided with a ten (10) calendar day period to cure same; (3) Borrower fails to perform or observe any other term or provision of this Note; provided, however, that Borrower shall be provided with written notice from Holder of any non-monetary default under this Note and a thirty (30) calendar day period to cure same; (4) there exists a default under the Agreement (as hereinafter defined), or a default under or misrepresentation contained in any other agreement, document or certificate of Borrower, which default is not cured within any grace period expressly provided therefor in such document; (5) Borrower shall: (i) become insolvent or take any action which constitutes its admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (iii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iv) have filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more; (v) indicate its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; or (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; (6) Borrower shall dissolve or wind up; or (7) Borrower shall take any action authorizing, or in furtherance of, any of the foregoing. In addition to the rights and remedies provided herein, Holder may exercise any other right or remedy in any other document, instrument or agreement evidencing, securing or otherwise relating to the indebtedness evidenced hereby in accordance with the terms thereof, or under applicable law, all of which rights and remedies shall be cumulative.

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7.0        Transferability of the Note. This Note may be transferred or assigned by the Holder without the consent of the Borrower. If this Note is transferred in any manner by the Holder, the rights, options and other provisions herein shall apply with equal effect in favor of any subsequent holder hereof.

Notwithstanding anything to the contrary contained herein, under no circumstances shall the aggregate amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permitted under applicable usury law (the “Maximum Rate”) and the payment obligations of Borrower under this Note are hereby limited accordingly. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid on this Note shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, Borrower stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Borrower and the holder of this Note, and the party receiving such excess payments shall promptly credit such excess (to the extent only of such payments in excess of the Maximum Rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Borrower.

8.0        Note Holder’s Security of Assets. The (a) full and punctual payment (in lawful money of the United States and in immediately available funds), as and when due, of all principal, interest, attorneys’ fees, costs, expenses and other amounts which are or may become payable by Borrower under this Note; and (b) the full and punctual performance of all other obligations of Borrower under this Note (collectively the “Obligations”) shall be secured by a security interest in, a continuing first lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Borrower’s right, title and interest in, and to (a) the Right to Own (as defined in the Agreement), until such Right to Own is exercised, and then (b) the Property (as defined in the Agreement), including in each case, all proceeds therefrom (collectively, the “Collateral” and the “Security Interest”).

(a)         Prior to the payment and performance in full of all of the Obligations, the Borrower shall not sell, pledge or otherwise transfer (whether voluntarily, involuntarily, by operation of law, or by gift or for consideration) any of the Collateral or any of its interest therein. Any such sale, pledge or other transfer shall be null and void and shall confer no rights on the purported transferee. The Borrower shall at all times maintain good and marketable title to the Collateral free and clear of all liens, encumbrances and other security interests. Company and where applicable, the Borrower, shall pay in full any tax that is imposed on any of the Collateral prior to its delinquency and, within ten days after any other lien or encumbrance is imposed on any of the Collateral, the Borrower shall pay and discharge such lien or other encumbrance in full.

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(b)         The Borrower shall preserve and protect the Holder’s first-priority security interest in the Collateral and shall cause the Security Interest to be perfected and to continue to be perfected until the Obligations are paid and performed in full. The Borrower shall execute and deliver to the Holder (within ten days after receipt of the Holder’s written request) such other security agreements, endorsements, pledges, assignments and other documents (including, without limitation, financing statements, mortgages, deeds of trust, and continuation statements and amendments thereto) as the Holder may request from time to time to effectuate the grant to the Holder of the Security Interest and the perfection of the Security Interest, and the Holder is authorized to file and/or record any such documents (whether or not executed by Borrower) with appropriate regulatory authorities. The Borrower shall promptly notify the Holder in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by the Borrower that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Holder hereunder.

(c)         Upon occurrence of any Event of Default and at any time thereafter, the Holder (for the purposes of this Section, the “Secured Party”) shall have the right to exercise all of the remedies conferred hereunder, and the Secured Party shall have all the rights and remedies of a secured party under the Uniform Commercial Code, as currently in effect in the state of Florida (the “UCC”) and/or any other applicable law (including the Uniform Commercial Code or equivalent rules or regulations of any jurisdiction in which any Collateral is then located). Without limitation, the Secured Party shall have the following rights and powers:

i.	The Secured Party shall have the right to take possession of the Collateral;

ii.	The Secured Party shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Secured Party may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to the Borrower or right of redemption of the Borrower, which are hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Collateral, the Secured Party may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Borrower, which are hereby waived and released; and/or

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iii.	The Secured Party shall have the right to take any and all actions provided for under applicable law.

(d)         The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Secured Party in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to the satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Party shall pay to the Borrower any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Borrower will be liable for the deficiency, together with interest thereon, at the Default Rate, and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral, unless due to the gross negligence or willful misconduct of the Secured Party.

(e)         The Borrower agrees to pay all out-of-pocket fees, costs and expenses incurred in connection with any filing which may be required hereunder, including without limitation, any financing statements, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches reasonably required by the Secured Party. The Borrower shall also pay all other claims and charges which in the reasonable opinion of the Secured Party might prejudice, imperil or otherwise affect the Collateral or the Security Interest therein. The Borrower will also, upon demand, pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the enforcement of this Note, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Party under this Note. Until so paid, any fees payable hereunder shall be added to the principal amount of the Note and shall bear interest at the Default Rate.

(f)          Borrower hereby appoints Holder as its attorney-in-fact (with full power of substitution) to execute, deliver and file, effective upon the occurrence of an Event of Default on Borrower’s behalf and at Borrower’s expense, (1) any financing statements, continuation statements or other documents or filings which the Holder desires to file to perfect or continue the Security Interest and (2) any other documents and instruments that Holder determines are necessary or appropriate in order to enable it to exercise its rights and remedies that are provided hereunder and by applicable law upon the occurrence of an Event of Default. This power, being coupled with an interest, shall be irrevocable until the Obligations are paid and performed in full.

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(g)         The Security Interest shall terminate only if and when the Obligations have been paid and performed in full.

(h)         All rights of the Holder and all Obligations of the Borrower hereunder, shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Note, or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Note, or any other agreement entered into in connection with the foregoing; (c) any exchange, release or nonperfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guaranty, or any other security, for all or any of the Obligations; (d) any action by the Holder or a Collateral Agent on behalf of the Holder to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to the Borrower, or a discharge of all or any part of the Security Interest granted hereby. Until the Obligations shall have been paid and performed in full, the rights of the Holder shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy.

(i)          The Borrower expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Holder hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Holder, then, in any such event, the Borrower’s Obligations hereunder shall survive cancellation of this Note, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. The Borrower waives all right to require the Holder or a Collateral Agent on behalf of the Holder to proceed against any other person or to apply any Collateral which the Holder or Collateral Agent on behalf of the Holder may hold at any time, or to pursue any other remedy. The Borrower waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

By entry into the Agreement and execution of this Note, Borrower acknowledges, agrees and confirms that it has no defense, offset or counterclaim for any occurrence in relation to this Agreement and Borrower acknowledges that Holder has complied with all of its obligations under the Agreement as of the date hereof.

9.0        Payments of principal and interest. All payments of principal and interest hereunder are payable in lawful money of the United States of America and shall be made by wire transfer to the account of Holder, as instructed, at Bank of America, pursuant to wiring instructions to be provided to Borrower or to such other accounts as may be instructed by Holder.

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10.0        Right of Setoff or Any Defense. Borrower is hereby prohibited from exercising against Holder, any right or remedy which it might otherwise be entitled to exercise against Holder, including, without limitation, any right of setoff or any defense. Any other claim that Borrower may have, arising from or related to the transaction evidenced by this Note and the Agreement shall be asserted only against the Holder.

11.0        Binding Effect; Construction. This Note shall be binding on the parties hereto and their respective heirs, legal representatives, executors, successors and permitted assigns. This Note shall be construed without any regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

12.0        Governing Law. This Note shall be governed by the laws of the State of Florida without regard to choice of law consideration. Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of Florida and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note or the Agreement.

13.0        Notification and Rights to Modify or Change Note. This Note may not be changed or terminated orally. Any changes or modifications must be acknowledged and accepted by both parties in writing.

14.0        General. A determination that any portion of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision to the extent legally permissible and otherwise as it may apply to other persons or circumstances.

JURY TRIAL WAIVER. BORROWER AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY BORROWER OR THE HOLDER OF THIS NOTE ON OR WITH RESPECT TO THIS NOTE OR ANY OTHER DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. BORROWER AND HOLDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER ACKNOWLEDGES AND AGREES THAT AS OF THE DATE HEREOF THERE ARE NO DEFENSES OR OFFSETS TO ANY AMOUNTS DUE IN CONNECTION WITH THE LOAN. FURTHER, BORROWER WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES AND AGREES THAT THIS PARAGRAPH IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE AND THAT HOLDER WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS PARAGRAPH WERE NOT A PART OF THIS NOTE.

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15.0        Signatures. This Note and any signed agreement or instrument entered into in connection with this Note, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (email) or downloaded from a website or data room shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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IN WITNESS WHEREOF, the undersigned has executed this Note on the date set forth above.

BORROWER:

BETTWORK INDUSTRIES, INC., a Nevada Corporation

By:	/s/ Glenn Asaff

Name:	Glenn Asaff

Title:	Interim CEO

WITNESS:

/s/ Lamar Stakes
Name: Lamar Stakes
Controller

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